Exhibit 16.1

[ASHER & COMPANY, LTD LETTERHEAD]

November 4, 2010

Securities and Exchange Commission

PCAOB Letter File

100 F Street, N.E.

Washington, DC 20549-7561

Dear Sirs/Madams:

We have read Item 4.01 of New Bastion Development, Inc.’s Form 8-K dated     November 4, 2010 (attached), and have the following comments:

1.

We agree with the statement made in the first sentence in paragraph 1.

2.

We agree with the statements made in the first and second sentences in    paragraph 2.

3.

We agree with the statements made in paragraphs 3, 4 and 6.

4.

We have no basis on which to agree or disagree with the statements made in:

a.

the second sentence in paragraph 1;

b.

the third sentence in paragraph 2;

c.

the statements made in paragraph 4;

d.

the statements in paragraphs 5;

e.

the statements in paragraph 7; or

f.

the statements in paragraph 8.

Yours truly,

/s/ASHER & COMPANY, Ltd.

CC:  Elliot Bellen, CEO - New Bastion Development, Inc.